Exhibit 99.1

[Missing Graphic Reference]

First National Community Bank Appoints Edward J. Lipkus III   Executive Vice President and Chief Financial Officer

(Dunmore, PA) – September 22, 2010 - First National Community Bancorp, Inc., (OTC Bulletin Board: FNCB) the parent company of Dunmore-based First National Community Bank, today announced the appointment of Edward J. Lipkus III as Executive Vice President and Chief Financial Officer.

"We are pleased to add Edward’s expertise to our management team as we pursue our strategy to enhance shareholder value by strengthening our company leadership, as well  as our systems, processes and procedures," said Interim President and Chief Executive Officer Jerry A. Champi. “Edward brings a strong financial management background, which includes experience executing strategic growth initiatives, M&A and capital market transactions.

Prior to joining First National Community Bank, Mr. Lipkus served as Chief Financial Officer for $6 billion asset First Commonwealth Financial Corporation in Indiana, PA. His responsibilities at First Commonwealth included oversight and management of M&A activities, investor relations, capital markets, financial accounting, and regulatory and SEC financial reporting.

Lipkus also held a number of senior level finance positions with other financial institutions, including; Valley National Bank, Controller; Mellon Investor Services, Vice President and Assistant Controller; Commercial Bank of New York, Vice President – Financial Operations & Controls; and Independence Community Bank, First Vice President and Controller.

Lipkus graduated magna cum laude with a degree in accounting from Upsala College and is a 1999 graduate of the Rutgers University Graduate School of Management Executive Program.  A licensed CPA in Pennsylvania and New Jersey, he also formerly served as an instructor for the American Institute of Banking.

About First National Community Bank:
First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.
# # # #

MEDIA CONTACT:

Judy LaCouture
AVP/Director of Marketing
First National Community Bank
(570) 340-6144
jlacoutu@fncb.com